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                                   Scios Inc.
                              820 West Maude Avenue
                               Sunnyvale, CA 94086
                             _____________________


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                February 28, 2000
                                    9:00 a.m.


To the Stockholders:


NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Scios Inc., a Delaware corporation (the "Company"), will be held at the Company's office located at 749 North Mary Avenue, Sunnyvale, California 94086, at 9:00 a.m. on February 28, 2000, to consider and act upon the following matters:


     (1) To elect directors of the Company to serve for the ensuing year and until their successors are elected.

     (2) To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal 2000.

     (3) To act upon such other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on January 11, 2000 will be entitled to notice of and to vote at this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for purposes relating to the meeting, during ordinary business hours at the Company's office located at 749 North Mary Avenue, Sunnyvale, California 94086.

                                 By Order of the Board of Directors

                                 JOHN H. NEWMAN
                                 Secretary


Sunnyvale, California
January [__], 2000

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED GOLD PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PRE-PAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE.

THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY WHITE PROXY CARD SENT TO YOU BY THE KIRK GROUP. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED WHITE PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED GOLD PROXY CARD IN THE ENCLOSED ENVELOPE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                   Scios Inc.
                              820 West Maude Avenue
                           Sunnyvale, California 94086
                             _____________________

                                 Proxy Statement
                         Annual Meeting of Stockholders
                                February 28, 2000

General


     The enclosed proxy is solicited on behalf of the Board of Directors of Scios Inc., a Delaware corporation (the "Company" or "Scios"), for use at its Annual Meeting of Stockholders to be held at the Company's office located at 749 North Mary Avenue, Sunnyvale, California 94086 at 9:00 a.m. on February 28, 2000, and at any adjournment or postponement of that meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The approximate mailing date for this Proxy Statement and the enclosed proxy is January [__], 2000.

     The Board of Directors has fixed the close of business on January 11, 2000 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At that time, there were 38,468,652 shares of Common Stock issued and outstanding (not including any treasury shares).

Voting

     Each share of Common Stock issued and outstanding on the record date is entitled to one vote. In the election of directors, the seven candidates receiving the highest number of affirmative votes of the shares present and voting at the Annual Meeting at which a quorum is present will be elected directors. See "Nominations by the Kirk Group" below. With respect to the election of directors, where no vote is specified on a proxy, the votes represented by the GOLD proxy card will be cast, at the discretion of the proxies named therein, for all the candidates nominated by the Board. An affirmative vote of a majority of the shares present and voting at the meeting is generally required for approval of any other items properly submitted to the stockholders for their consideration.


     The presence at the Annual Meeting in person or by proxy of a majority of the shares outstanding as of the record date will constitute a quorum. Abstentions and broker non-votes are counted towards a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and have the effect of negative votes, whereas broker non-votes are not counted for any purpose in determining whether a proposal has been approved.

Revocability of Proxies

     Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. It also may be revoked by attending the meeting and voting in person. Attendance at the meeting will not itself revoke a proxy.

Solicitation of Proxies

     Solicitation of proxies may be made by directors, officers and other employees of the Company named on Appendix A by personal interview, telephone, telegraph, telefax or electronic communications. No additional compensation will be paid for any such services. Costs of solicitation will be borne by the Company. Upon request, the Company will reimburse the reasonable fees and expenses of banks, brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose accounts they hold shares of Common Stock.


     The Company has retained MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies. Pursuant to the Company's agreement with MacKenzie, it will provide various proxy advisory and solicitation services for the Company at a fee estimated not to exceed $125,000, plus reasonable out-of-pocket expenses and indemnification against certain liabilities. It is expected that MacKenzie will use approximately 35 persons in such solicitation.

     Certain information concerning the directors, officers and other employees of the Company who may solicit proxies is attached to this Proxy Statement as Appendix A. Certain information concerning the Common Stock held by the persons listed in Appendix A and certain transactions between any of them and the Company is set forth in Appendix B.


     Although no precise estimate can be made at this time, the Company anticipates that the aggregate amount to be spent by the Company in connection with the solicitation of proxies by the Company will be approximately $625,000, of which approximately $205,000 has been incurred to date. This amount includes the fees payable to MacKenzie but excludes (i) the salaries and expenses of officers, directors, and employees of the Company; and (ii) the normal expenses of an uncontested election. The aggregate amount to be spent will vary depending on, among other things, any developments that may occur in the proxy contest described below.


     Please complete, date and sign the enclosed GOLD proxy card and return it promptly in the envelope provided. If your shares are held in "street name," only your bank or broker can vote your shares and only upon your specific instructions. Please contact the person responsible for your account and instruct him or her to vote the GOLD proxy card as soon as possible.


     The Board of Directors urges you NOT TO SIGN any WHITE proxy card sent to you by the Kirk Group. See "Nominations by the Kirk Group" below. If you have already done so, you may revoke your previously signed WHITE proxy by delivering a written notice of revocation or a later dated GOLD proxy card in the enclosed envelope.

                          NOMINATIONS BY THE KIRK GROUP


     In a letter dated December 2, 1999 (the "Kirk Group Notice"), Randal J. Kirk, and certain entities (the "Kirk Group") notified the Company that it intended to nominate eight individuals for election to the Board. The Kirk Group consists of Mr. Kirk and each of the following entities that Mr. Kirk directly controls: RJK, LLC, a Virginia limited liability company, Kirkfield, LLC, a Virginia limited liability company, and The Kirk Family Investment Plan, a joint account. Mr. Kirk has filed the Kirk Group Notice with the Securities and Exchange Commission in an amendment to a Schedule 13D dated December 3, 1999. That Schedule 13D contains his information regarding his nominees.

     The Board is convinced that the election of new directors nominated by the Kirk Group would run directly counter to the best interests of the Company's stockholders. The Board is intimately familiar with the Company and the industry in which it operates. The Board is fully committed to maximizing value for all of the Company's stockholders; and the Company has made significant strides in restructuring its business since the hiring of Richard Brewer as President and CEO in September 1998. The Board believes that a change in the Board at this time would be highly disruptive to the strategy the Company is actively pursuing and could raise significant concerns with current and future business partners, and that uncertainties arising from such a change could result in the loss of key personnel, who are unique and important assets to the Company, thereby disrupting or delaying completion of the important Natrecor(R) clinical trial now underway.


     The Company is not responsible for the accuracy of any information provided by or relating to the Kirk Group contained in its notice to the Company, in any proxy materials filed or disseminated by the Kirk Group or any other statement it may make.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE NOMINEES OF THE BOARD DESCRIBED IN PROPOSAL 1 BELOW AND NOT VOTE IN FAVOR OF THE NOMINEES OF THE KIRK GROUP.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS


     As noted below, Myron Du Bain is retiring as a Director of the Company upon the election of the Board at the Annual Meeting. Accordingly, pursuant to the procedure set forth in the Company's Certificate of Incorporation, the number of Directors of the Company has been reduced from eight to seven effective immediately prior to the election of directors at the Annual Meeting and accordingly a Board of seven (7) Directors will be elected. The term of office of each person so elected as a Director will continue until the next annual meeting or until a successor has been elected. Unless otherwise instructed, the proxy holders will vote the GOLD proxy cards received by them for the seven nominees of the Board of Directors named below, all of whom are presently Directors of the Company. The candidates receiving a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote will be elected. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Stockholders who desire to nominate persons for election to the Board must comply with the advance notice procedures specified in the Company's Bylaws.


     The following is information regarding the nominees, including information furnished by them as to their principal occupation for the past five years, certain directorships and their ages as of December 31, 1999.

                                                                                        Director
                  Name                               Age                                Since
                  ----                               ---                                -----

         Samuel H. Armacost                          60                                 1995
         Richard B. Brewer                           48                                 1998
         Donald B. Rice, Ph.D.                       60                                 1997
         Charles A. Sanders, M.D.                    67                                 1997
         Solomon H. Snyder, M.D.                     61                                 1992
         Burton E. Sobel, M.D.                       62                                 1996
         Eugene L. Step                              70                                 1993

     Mr. Armacost was elected to the Company's Board of Directors in August 1995. In July 1998, Mr. Armacost became Chairman of the Board of Directors of SRI International. From 1990 to 1998, he was a Managing Director of Weiss, Peck & Greer, LLC, an investment firm. He was a Managing Director of Merrill Lynch Capital Markets from 1987 to August 1990, and was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 to 1986. Mr. Armacost is a member of the Board of Directors of Chevron Corporation and Exponent, Inc. In addition, Mr. Armacost is on the Board of Directors of the James Irvine Foundation and the Advisory Board of the California Academy of Sciences, and he is a member of the International Advisory Group for Toshiba Corporation and The Business Council.


     Mr. Brewer is President and Chief Executive Officer of Scios Inc. He joined Scios in September 1998 and has served as a Director since that time. From early 1996 to 1998, he was with Heartport Inc., first as Executive Vice President of Operations and then, Chief Operating Officer. Prior to that, Mr. Brewer served in various capacities with Genentech, Inc. from 1984 to 1995, most recently as Senior Vice President, U.S. Sales and Marketing, Genentech Europe Ltd., and Genentech Canada, Inc. Mr. Brewer earned a B.S. from Virginia Polytechnic Institute and a M.B.A. from Northwestern University.

     Dr. Rice was elected Chairman of the Board in November 1998 and has served as a Director of Scios since August 1997. Dr. Rice is the President, Chief Executive Officer and Director of UroGenesys, Inc. Previously, he served Teledyne, Inc. as President, Chief Operating Officer and Director from 1993 to 1996, the U.S. Department of Defense as Secretary of the Air Force from 1989 to 1993, and The RAND Corporation as President and Chief Executive Officer from 1972 to 1989. He was also Assistant Director of the Office of Management and Budget, The White House. Dr. Rice is a member of the Board of Directors of Wells Fargo & Company, Vulcan Materials Company and Unocal Corporation.

     Dr. Sanders was elected a Director of Scios in September 1997. He served as Chief Executive Officer of Glaxo Inc. from 1989 to 1994, and was Chairman of the Board from 1992 to 1995. He also served on the Board of Directors of Glaxo plc. Previously, he held a number of positions at Squibb Corporation, a multinational pharmaceutical corporation, including Vice Chairman, Chief Executive Officer of the Science and Technology Group and Chairman of the Science and Technology Committee of the Board. Dr. Sanders is a member of the Board of Directors of Magainin Pharmaceuticals, Vertex Pharmaceuticals, Staff Mark, Inc., Kendle International, Trimeris, Pharmacopeia, Genentech, Inc. and Biopure.

     Dr. Snyder was elected a Director in September 1992. Dr. Snyder is Director of the Department of Neuroscience and Distinguished Service Professor of Neuroscience, Pharmacology and Molecular Sciences and Psychiatry at The Johns Hopkins University, and has been a member of the faculty there since 1966. Dr. Snyder received the Albert Lasker Award for Basic Biomedical Research and Honorary Doctor of Science degrees from Northwestern University, Georgetown University and Ben Gurion University. Dr. Snyder received the Wolfe Award in Medicine from the government of Israel for research relating to receptors. Dr. Snyder is a member of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences. Dr. Snyder is also the author of numerous articles and several books. Dr. Snyder is a founder and a director of Guilford Pharmaceuticals Inc.


     Dr.  Sobel  was  elected  a  Director  in  February   1996.  Dr.  Sobel  is
Physician-in-Chief, E.L. Amidon Professor and Chair of the Department of Medicine at The University of Vermont College of Medicine. Previously, Dr. Sobel was Professor of Medicine at Barnes Hospital, Washington University and Director of its Cardiovascular Division. Dr. Sobel has been a consultant to and served on scientific advisory boards of several pharmaceutical and biotechnology companies, served as a director of Squibb Corporation from 1986 to 1989 and is also a member of the Board of Directors of Fletcher Allen Healthcare. Dr. Sobel has been the recipient of numerous awards, including the American Heart Association's James B. Herrick Award and its Scientific Council's Distinguished Achievement Award, as well as the American College of Cardiology's Distinguished Scientist Award. Dr. Sobel has been the editor of Circulation and, since 1989, has served as editor of Coronary Artery Disease. His memberships and fellowships include the American College of Physicians, Royal Society of Medicine, American Heart Association, American College of Cardiology and Fellowship and Council membership in the American Association for the Advancement of Science.


     Mr. Step was elected a Director in February 1993. From May 1956 until he retired in December 1992, Mr. Step was employed by Eli Lilly and Company, most recently as Executive Vice President, President of the Pharmaceutical Division, where he was responsible for U.S. pharmaceutical operations and for the operations of Eli Lilly International.

In addition, Mr. Step served on Eli Lilly's Board of Directors and executive committee. Mr. Step was Chairman of the Board of Directors of the Pharmaceutical Manufacturers Association and President of the International Federation of Pharmaceutical Manufacturers Associations. He is a member of the Board of Directors of Cell Genesys Inc., Guidant Corporation, Medco Research Inc., Pathogenesis Corporation and DBT Online Inc.

     In accordance with his longstanding personal plans, Myron Du Bain (age 76), a director of the Company since 1989, will retire from the Board upon the election of the new slate of directors at the Annual Meeting. The Board sincerely thanks Mr. Du Bain for the guidance and wisdom he has provided to the Company.

                  INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                             COMMITTEES OF THE BOARD

Compensation of Directors

     General.

     Fees. Directors who are not otherwise employed by the Company receive an annual retainer of $8,000 and a fee of $1,000 per day for attendance at meetings of the Board of Directors or committee meetings, and $500 for attendance at a telephonic meeting. Directors are also eligible for reimbursement of expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Stock Options. In May 1998, the stockholders of the Company approved an amendment of the Company's 1992 Equity Incentive Plan (the "Equity Plan") to provide that each non-employee Director shall automatically be granted, at each annual meeting where the Director is elected to the Company's Board, a supplemental stock option to purchase 10,000 shares of the Company's Common Stock. Such options are granted with exercise prices equal to the current full market price. Only non-employee Directors of the Company are eligible to receive options under the applicable provisions of the Equity Plan, and Mr. Armacost, Mr. Du Bain, Dr. Rice, Dr. Sanders, Dr. Snyder, Dr. Sobel and Mr. Step each received an automatic option grant at the time of re-election to the Board in May 1999.


     Board of Directors. During 1999, there were 12 meetings of the Board of Directors and 10 meetings of the various committees.


     Chairman of the Board. On November 9, 1999, Donald B. Rice was re-elected Chairman of the Board, a nonexecutive position, and for serving in this role the Board awarded Dr. Rice additional cash compensation of $7,500 per quarter and a supplemental stock option to purchase 15,000 shares of the Company's Common Stock at the then current market price.


     Audit  Committee.   The  Audit  Committee  consists  of  four  non-employee
Directors: Mr. Step (Chairman), Mr. Armacost, Dr. Sanders and Dr. Sobel. The Audit Committee met four times in 1999. Among the committee's functions are recommending engagement of the Company's independent auditors, approving services performed by such auditors, and reviewing and evaluating the Company's accounting systems and its system of internal accounting controls.



     Management Development and Compensation Committee. The Management Development and Compensation Committee consists of five non-employee Directors:
Mr. Armacost (Chairman), Mr. Du Bain, Dr. Rice, Dr. Sanders and Mr. Step. The committee met five times during 1999. Among the committee's functions are establishing the Company's compensation programs for all employees, fixing the compensation levels of executive officers of the Company, and administering and making awards under the Company's incentive programs.


     Nominating Committee. The Nominating Committee consists of three non-employee Directors: Mr. Du Bain (Chairman), Dr. Rice and Dr. Snyder. The committee met one time in fiscal 1999. Among the committee's functions are recommending nominees to serve on the Board of Directors, recommending the size and composition of the Board, making recommendations concerning membership of Board committees and Director compensation, and consulting with the Board of Directors and management to determine criteria for nominations. The Nominating Committee will consider nominees recommended by stockholders.

         In 1999, all Directors attended at least 75% of the meetings of the Board and Committees of the Board of which they were members, with the exception of Dr. Sanders, who attended 8 of 12 meetings of the Board and 6 of 9 meetings of Committees of the Board of which he was a member.



           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

                              Beneficial Ownership

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at December 31, 1999, by (i) all persons known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) each Director, (iii) each of the executive officers named in the Summary Compensation Table included herein and (iv) all Directors and executive officers of the Company as a group.

                                                              Beneficial Ownership(1)
                                                              -----------------------

                                                       Beneficially                  Approximate
Officers, Directors &                                      Owned                       Percent
5% Stockholders                                           Shares(2)                    of Class
---------------                                           ---------                    --------



Samuel H. Armacost                                        60,500                        *
Richard B. Brewer                                        285,000                        *
Myron Du Bain                                             63,500(3)                     *
Donald B. Rice, Ph.D.                                     66,250                        *
Charles A. Sanders, M.D.                                  27,166                        *
Solomon H. Snyder, M.D.                                   42,333                        *
Burton E. Sobel, M.D.                                     33,500                        *
Eugene L. Step                                            42,500                        *
Elliott B. Grossbard, M.D.                               291,865                        *
David W. Gryska                                           69,666                        *
John A. Lewicki, Ph.D.                                   222,773                        *
John H. Newman                                           272,173(3)                     *

All officers and directors as a
   group (12 persons)                                  1,477,226                       3.8%

Randal J. Kirk(4)
   Third Security LLC
   The Governor Tyler
   Radford, VA  24141                                 2,000,000                        5.2%


---------
* less than 1%

(1) Unless otherwise indicated below and subject to community property laws, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

(2)  For Mr.  Armacost,  Mr. Brewer,  Mr. Du Bain, Dr. Rice,  Dr.  Sanders,  Dr.
     Snyder, Dr. Sobel, Mr. Step, Dr. Grossbard, Mr. Gryska, Mr. Newman, Dr. Lewicki, and all officers and directors as a group, includes 35,500;
     180,000;  33,500; 46,250; 27,166; 22,333; 33,500; 41,500; 284,081;  29,166;
     178,123; 204,872; and 1,115,991 shares, respectively, issuable upon exercise of outstanding options exercisable within sixty days of December 31, 1999.

(3) With respect to Mr. Du Bain, includes 25,000 shares held in a revocable living trust for the benefit of Mr. Du Bain and his wife; Mr. Du Bain is a trustee of such trust. With respect to Mr. Newman, includes 7,000 shares held in his spouse's IRA account and 2,000 shares held for the benefit of Mr. Newman's children.


(4) Based solely on information contained in a Schedule 13D dated July 3, 1999, and includes 387,000 shares reported to be beneficially owned by RJK, LLC, 225,000 shares reported to be beneficially owned by Kirkfield LLC, and 251,400 shares reported to be beneficially owned by The Kirk Family Investment Plan.


     There are no family relationships between any of the Directors or executive officers of the Company. The Company is not aware of any material proceeding to which any Director or executive officer of the Company or any associate of any such Director or executive officer is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Compliance With Section 16(A) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors, executive officers and holders of more than ten percent (10%) of the Company's Common Stock ("10% Holders") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1999 its officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements.

                             EXECUTIVE COMPENSATION

     The following table discloses compensation received by the Company's Chief Executive Officer and each of its four other most highly compensated executive officers at December 31, 1999 for the fiscal years ended December 31, 1999, 1998 and 1997.


                           SUMMARY COMPENSATION TABLE

                                                                                Long-Term
                                                                                Compensation
                                      Annual Compensation                       Awards
                                      -------------------                       ------

Name                                                                                    Securities
and                                                                     Restricted      Underlying        All Other
Principal                                                               Stock           Stock             Compensa-
Position                      Year        Salary ($)     Bonus (1)($)   Award (2)($)    Options(#)        sation (3)($)
--------                      ----        ----------     ------------   ------------    ----------        -------------


Richard B. Brewer             1999        $400,000       $200,000           --            200,000           $4,538
   President and Chief        1998        $103,000(4)    $ 50,000        $596,775         275,000           $3,000
   Executive Officer          1997            N/A

Elliott B. Grossbard, M.D.    1999        $270,000          --              --             40,000           $3,000
   Senior Vice President      1998        $260,000       $100,000           --             68,500           $3,000
   of Development             1997        $246,064          --              --             19,000           $3,000

David W. Gryska               1999        $195,000       $ 60,000        $152,460           --              $3,000
   Vice President of Finance  1998        $  8,860(5)    $  5,000           --            100,000             --
   and Chief Financial Officer1997            N/A

John A. Lewicki, Ph.D.        1999        $230,000       $ 20,000           --             20,000          $13,553
   Vice President             1998        $222,000       $ 50,000           --             50,000           $3,000
   of Research                1997        $222,000          --              --             12,000           $3,000

John H. Newman                1999        $228,000       $ 47,500           --             20,000           $8,923
   Senior Vice President,     1998        $220,000       $ 50,000           --             53,500           $3,000
   General Counsel &          1997        $212,500          --              --             19,000           $3,000
   Secretary

---------------

(1) Bonus amounts represent the value of awards under the Company's Employee Incentive Plan. Awards to executive officers under this plan are determined annually by the Management Development and Compensation Committee. The bonus to Mr. Brewer is the minimum provided for in his employment agreement. In addition, the 1999 amount for Mr. Gryska includes a $5,000 award under the Company's Spot Bonus Award program to recognize his role in the sale of the Company's Mountain View real estate.

(2) Mr. Brewer received 100,000 shares of Common Stock valued on the grant date at $5.96875 per share upon becoming President and Chief Executive Officer (See Note 4). 50% of the shares vested on the first anniversary of his employment (September 9, 1999) triggering an income tax withholding obligation of $73,206.25 which Mr. Brewer has paid and 50% of the shares will vest on the second anniversary of his employment with a similar tax obligation due from Mr. Brewer at that time. The aggregate value of such shares on December 31, 1999 was $418,750. Mr. Gryska, the Company's Vice President of Finance and Chief Financial Officer, received 40,000 shares of Common Stock valued on the grant date at $3.8125 per share. 25% of the shares vest on August 9, 2000 and 75% of the shares vest on August 9, 2002. The aggregate value of such shares on December 31, 1999 was $167,500. No dividends will be paid by the Company with respect to the restricted stock awards.


(3) Consists of Company matching contributions under the 401(k) Profit Sharing Plan and Trust, which was established in 1986 and unused vacation time redeemed for cash (Mr. Brewer, $1,538; Dr. Lewicki, $10,553 and Mr. Newman, $5,923). As of December 31, 1999, the Company made matching contributions of 100% of participant contributions, up to a maximum of $3,000 per participant per plan year. Employee contributions are at all times 100% vested. The Company's contributions vest based on years of service: 0% for less than one year; 25% for one but less than two years; 50% for two but less than three years; and 100% for three or more years. Federal tax laws impose an overall limit on the amount that may be contributed by participants each year under 401(k) plans.


(4) Mr. Brewer became President and Chief Executive Officer of the Company at an annual salary of $400,000 in September 1998.

(5) Mr. Gryska became Vice President of Finance and Chief Financial Officer of the Company at an annual salary of $195,000 in December 1998.

                        Stock Option Grants and Exercises

     In the Company's efforts to recruit the best available talent in a competitive labor market, the Company grants stock options to provide equity incentives. The Company currently grants stock options under the 1992 Equity and Incentive Plan and the 1996 Non-Officer Stock Option Plan.

     The following table provides certain information on stock options granted to the executive officers named in the Summary Compensation Table, in the fiscal year ended December 31, 1999. The Company did not grant any stock appreciation rights in the fiscal year ended December 31, 1999.



                                          Option Grants in Last Fiscal Year

                                                                              Potential Realizable Value at
                                                                              Assumed Annual Rates of Stock
                        Individual Grants                                     Price Appreciation for Option Term(1)
                        -----------------                                     -------------------------------------


                No. of              % of Total
                Securities          Options          Exercise
                Underlying          Granted to       or Base
                Options             Employees in     Price       Expiration
Name            Granted(2)(#)       Fiscal Year      ($/Sh)(2)   Date             0%($)        5%($)         10%($)
----            -------------       -----------      ---------   --------         -----        -----         ------


R. Brewer          200,000(3)          9.83           $4.09      05/02/09           0          $514,907       $1,304,877
E. Grossbard        40,000(4)          1.97           $8.75      02/08/09           0          $220,113       $  557,810
D. Gryska              -0-              --               --          --            --              --              --
J. Lewicki          20,000(4)          0.98           $8.75      02/08/09           0          $110,057       $  278,905
J. Newman           20,000(4)          0.98           $8.75      02/08/09           0          $110,057       $  278,905


---------
(1) The potential realizable value is based on the assumption that the price of the Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the ten-year option term. The numbers are calculated based on requirements promulgated by the Securities and Exchange Commission, which did not reflect the Company's estimate of future stock price growth.

(2) See "management development and compensation committee report" for additional information on these stock options. All grants in this table were made pursuant to the 1992 Equity Incentive Plan. All options are granted at fair market value on the date of grant.


(3) These options vest in 4 annual installments commencing on May 3, 1999 and ending on May 3, 2002.


(4) 75% of these options vest in monthly installments commencing on January 1, 1999 and ending on December 31, 2001; 25% vest in monthly installments commencing January 1, 2002 and ending on December 31, 2002.



     The following table sets forth certain information with respect to options exercised and options held at December 31, 1999 by the executive officers named on the Summary Compensation Table.


                 Aggregated Option Exercises in Last Fiscal Year
                            and Fy-End Option Values

                                                                                               Value of Unexercised,
                       Shares                      Number of Securities Underlying              In-the-Money Options
                    Acquired on        Value        Unexercised Options at FY-End                    at FY-End

Name                Exercise(#)       Realized($) Exercisable(#)  Unexercisable(#)     Exercisable(1)($) Unexercisable(1)($)
----                -----------       ----------  --------------  ----------------     ----------------- ------------------



R. Brewer                0               0         180,000          295,000             $4,687.50            $14,062.50

E. Grossbard           1,500          $7,031.25    277,750           76,625                0.00                 0.00

D. Gryska                0               0          25,000           75,000                0.00                 0.00

J. Lewicki               0               0         200,000           57,250                0.00                 0.00

J. Newman                0               0         173,250           54,125                0.00                 0.00

---------

(1) Based on the amount, if any, by which the market value of the Company's Common Stock at December 31, 1999 ($4.1875) exceeds the exercise price of the options.

                       EMPLOYMENT AND SEVERANCE AGREEMENTS

     See "Management Development and Compensation Committee Report - Chief Executive Officer Compensation" for a description of Mr. Brewer's employment agreement.


     In January 2000, the Company entered into individual agreements (the "Agreements") with Mr. Brewer and each of the Company's other officers (other than Dr. Grossbard who elected not to participate). The Agreements are intended to encourage the Company's officers to remain with the Company during a period of uncertainty with respect to the Company's governance created by the nominations by the Kirk Group.

     The Agreements provide various severance benefits to such officers in the event their employment is terminated involuntarily (other than for cause (as defined in the Agreements), disability or death) or voluntarily for Good Reason (defined below), in either case within one year after a Change of Control
(defined below). In general, a Change of Control will occur if on or prior to December 31, 2001, (i) any person acquires fifty percent (50%) or more of the voting power of the Company's stock, (ii) any person acquires twenty percent (20%) or more of the voting power of the Company's stock unless approved in advance by the Board, (iii) the individuals who comprised the Company's Board of Directors on January 11, 2000 cease to comprise a majority of the Board, (iv) a merger, consolidation, reorganization or sale of all or substantially all of the Company's assets occurs and the Company's stockholders do not own at least fifty percent (50%) of the voting securities of the entity resulting from such merger, consolidation or reorganization or which acquires such assets, or (v) there is a complete liquidation of the Company. The Agreements will automatically expire if a Change of Control has not occurred by December 31, 2001, unless extended by the Board for up to two additional years. In general, Good Reason means (a) relocation of the Company's executive offices by more than 40 miles, (b) assignment of duties inconsistent with the officer's position or substantial adverse alteration in the officer's responsibilities from those in effect before the Change of Control, or (c) reduction in the officer's total annual cash salary and bonus opportunity.

     The Agreements provide for the following severance benefits to each officer: (i) a lump sum payment based on a multiple of his or her annualized cash compensation, including target bonus, (ii) continuation of the health care benefits that were being provided by the Company to such officer and his or her family immediately prior to termination, and (iii) outplacement services at the Company's expense (up to a maximum of $10,000). Each of the Agreements is substantially identical, except that the severance compensation multiple for Mr. Brewer is 2.25 and the multiple for the other officers is 1.5, and the continuation of health care benefits is for twenty-four (24) months for Mr. Brewer and eighteen (18) months for the other officers. In addition, consistent with Mr. Brewer's Employment Agreement, his Agreement includes within the meaning of Good Reason a material change in the principal line of business of the Company without his concurrence, while the other Agreements do not. All benefits payable under the Agreements would be reduced to the extent necessary to preserve the ability of the Company to deduct the severance benefits paid and to prevent payments to any officer from exceeding the limit of Section 4999 of the Code applicable to "excess parachute payment" (as defined in Section 280G of the Code). The Agreements are not employment contracts and the Agreement with Mr. Brewer is intended to supplement his Employment Agreement only with respect to severance payments in the event of termination of employment following a Change of Control (as described above) and otherwise does not amend or modify his Employment Agreement.

     Severance arrangements also are in effect for all other regular employees of the Company, conditional on involuntary termination or voluntary termination upon reductions in the compensation for such employees following a Change of Control, with the amount of severance benefits based on an employee's level with the Company.

           MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT(1)

     The Management Development and Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing the Company's compensation programs for all employees, including executives. For executive officers, the Committee evaluates performance and determines specific compensation policies and levels. In 1999, the Committee was composed of Mr. Armacost, Mr. Du Bain, Dr. Rice, Dr. Sanders and Mr. Step. None of these directors were officers or employees of the Company.

Compensation Philosophy

         The goals of the compensation program are to link compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to build long-term stockholder value. Key elements of this philosophy are:

o The Company pays competitively with leading biotechnology and other companies with which the Company competes for management or employee talent. To ensure that pay is competitive, the Company regularly compares its pay practices with these companies and sets its compensation parameters based on this review.

o The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific business goals and to generate rewards that bring total compensation to competitive levels.

o The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to the Company's business challenges and strategic opportunities as owners as well as employees.

     The primary components of executive compensation are base salary, annual incentives and long-term equity incentives. Over the last five years, the Committee has not granted a salary increase to the CEO and has only granted modest or no salary increases over the last three years to other executives. These actions reflect the Committee's intent to lower the relative percentage of fixed compensation and increase the relative percentage of pay at risk based on performance.


     The Committee's objective in general is to set each component of executive compensation at the market average when compared to a nationwide survey of the biotechnology industry (the "comparator group"). In 1999, the comparator group contained approximately 300 companies. Many of the companies in the comparator group are included in the indices used in the Performance Graph included in this Proxy Statement.


     Base Salary. The Committee annually reviews each executive officer's base salary against the base salaries paid for similar positions by companies within the comparator group. A range of salary levels is established by this comparison targeted at the survey weighted average salary for comparable positions. Within this range, the Committee subjectively considers individual factors, including individual performance, level of responsibility, prior experience and breadth of knowledge, as well as competitive pay Practices and the extent to which the company achieved its corporate objectives described in the section below entitled Annual Incentive. From year to year, the relative weighting of the individual components and the corporate performance component may differ from officer to officer, and can be expected to change over time in response to the Company's evolution.


     Annual Incentive. The Employee Incentive Plan, an annual award plan, offers variable pay for officers and other employees of the Company based on the extent to which Company and individual performance objectives are achieved. At the start of each year, the Committee and the full Board of Directors review and approve the annual performance

--------

(1) The material in this report and the chart on page 13 is not "Soliciting Material", is not deemed "filed" under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the Exchange Act and is not to be incorporated by reference into any filing of the Company whether made before or after the date hereof, regardless of any general incorporation language in such filing.

objectives for the Company and individual officers. The Company objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's long-term goal of building stockholder value.

     After the end of the year, the Committee evaluates the degree to which the Company has met its objectives and, at the discretion of the Committee, establishes a total incentive award pool under the Employee Incentive Plan. Individual awards are determined by evaluating the Company's overall performance and by evaluating each participant's performance against objectives for the year. The incentive award pool is then allocated based on that assessment. Awards are paid in cash and distributions are made in February following the performance year.


     The annual performance objectives established for 1999 included:

o    completing  development  benchmarks  for  the  Company's  lead  products  -
     NATRECOR(R)(nesiritide)   and   p38-kinase   inhibitors  -  that  had  been
     identified for accomplishment in 1999;

o implementing the Company's 1999 restructuring plan, including sale of certain real estate, a staff reduction and other organizational goals, and consolidation of facilities;

o identifying and developing additional products from the Company's research pipeline as candidates for clinical testing; and

o financial goals for top line revenues, operating expenses, and year end cash position.

     In January 2000, the Committee determined that despite the FDA's nonapproval of Natrecor(R) the Company made important progress in 1999, and that many of its corporate objectives were met. Specifically, the Committee determined that Company had accomplished some but not all of its development benchmarks for its products; successfully implemented its restructuring plan, including effecting a 30% staff reduction, the sale of the Mountain View campus and Baltimore building, closing the Company's protein manufacturing facility on schedule after making sufficient quantities of FGF to fulfill contractual obligations to Kaken, and successful consolidation of operations in facilities in Sunnyvale, following a significant construction project to expand laboratory facilities; demonstrated efficacy in animal models of compounds being considered as product candidates; and achieved most of its financial objectives, particularly management to budget and a year-end cash position exceeding $100 million. The Company was not successful in obtaining the approval of Natrecor but the Committee noted that following the FDA's decision, the Company moved quickly to design and initiate a new clinical trial addressing the questions raised by the FDA and to create a highly qualified steering committee to oversee the trial with the Company. The Committee also noted that the Company had secured Chiron Corporation as a partner for FGF under favorable terms and conducted two major studies further assessing the Natrecor market opportunity and the best strategy to commercialize Natrecor. The Committee took into account that in 1999, the Psychiatric Sales and Marketing Division made a net cash contribution to the Company of more than $10 million, its largest annual contribution ever. Based on the Company's performance, the Committee determined that a modest incentive pool under the Employee Incentive Plan was appropriate and then determined the cash incentive award for each of the executives on the Company's corporate management committee reflecting individual 1999 performance against objectives.


     Long-Term Incentives. The Company's long-term incentive program for officers consists of the 1983 Incentive Stock Option Plan, (expired March 5,
1993), the 1986 Supplemental Stock Option Plan (expired January 16, 1996) and the 1992 Equity Incentive Plan. The option program utilizes vesting periods (generally four years) to encourage key employees to continue in the employ of the Company and to look to achieve the Company's long-term strategic goals. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Annually, the Committee reviews the equity incentives of executive officers and has made additional grants to remain competitive with the comparator group and maintain appropriate long-term incentives for key individuals. All grants have been made at or above 100% of fair market value on the date of grant. Executives receive value from these grants only if the Company's Common Stock appreciates over the long-term. The size of option grants generally is determined based on competitive practices at companies in the comparator group and the Company's philosophy of significantly linking executive compensation with stockholder interests. In addition, the Committee considers the terms and number of options previously awarded in determining the size of option grants. The Committee believes the approach of making grants that vest over an extended time period creates an appropriate focus on longer-term objectives and promotes executive retention.

     Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company's CEO and to each of the other four most highly compensated executive officers. The Company intends that the long-term incentive compensation paid to these executives will be deductible by the Company under Section 162(m). In 1998, the Board and stockholders approved amendments to the 1992 Equity Incentive Plan intended to meet the requirements of Section 162(m).

Chief Executive Officer Compensation

     Richard B. Brewer became the Company's President and Chief Executive Officer in September 1998. Pursuant to his employment agreement with the Company, Mr. Brewer's base salary is $400,000 per annum, subject to increase by the Board. Mr. Brewer is also eligible to receive a cash bonus, at the Board's discretion, which bonus will equal 50% of his base salary if he meets defined performance criteria and up to a maximum of 100% of his base salary if his performance substantially exceeds the targeted level; provided that the guaranteed minimum level of Mr. Brewer's bonus is $50,000 in 1998, $200,000 in 1999 and $100,000 in 2000. Mr. Brewer also received the stock option grants and restricted stock grant described under "Executive Compensation." The employment agreement also provides that if Mr. Brewer's employment is terminated "without cause" or "for good reason" (as defined in the agreement), he will receive his salary for twelve months from termination, an annual bonus for such period equal to the lesser of his previous year's bonus or his guaranteed bonus, and an additional two years of vesting on his stock options and restricted stock. Upon a "change of control" of the Company (as defined in the agreement), the vesting of all of Mr. Brewer's outstanding stock options, restricted shares and share units will be accelerated. The Committee believes Mr. Brewer's compensation is consistent with the special demands of the position, the compensation of chief executive officers in the comparator group and in accord with the compensation philosophy articulated above. See "Compensation Philosophy-Annual Incentive" and "Compensation Philosophy-Long-Term Incentive" above.

Conclusion

     In summary, the Compensation Committee believes that, through the plans and actions described above, a significant portion of the Company's compensation program and, in particular, the program for executive officers, is contingent on Company performance, and that the realization of benefits is closely linked to achievement of key corporate objectives that will produce increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the Company is still in a developmental stage and that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for any particular time period. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in the Company's business environment.

                              MANAGEMENT DEVELOPMENT AND
                              COMPENSATION COMMITTEE


                              Samuel H. Armacost, Chairman
                              Myron Du Bain
                              Donald B. Rice, Ph.D.
                              Charles A. Sanders, M.D.
                              Eugene L. Step

                                PERFORMANCE GRAPH


         The rules of the Securities and Exchange Commission require that the Company include in this Proxy Statement a line-graph presentation comparing five-year stockholder returns on an indexed basis. The Company has elected to use the Russell 2000 Index and the Amex Biotechnology Index for the purpose of the performance comparison that appears below. The graph assumes the investment of $100 in the Company's Common Stock, the Russell 2000 Index and the Amex Biotechnology Index on December 30, 1994. The stock price performance shown on the graph below is not necessarily indicative of future price performance.



                 Comparison of Five Year Cumulative Total Return
                    Among Scios Inc., Russell 2000 Index and
                            Amex Biotechnology Index


                   Date              Amex Biotech            Russell                  Scios
              31-Dec-99                  477.0169           201.6097                63.2076
              30-Nov-99                  351.0725           181.3709                57.5472
              29-Oct-99                  320.1926           171.2095                59.4340
              30-Sep-99                  307.9942           170.6743                55.6604
              31-Aug-99                  327.5652           170.8860                55.6604
              30-Jul-99                  305.2523           177.6522                60.3774
              30-Jun-99                  261.1992           182.8048                49.0566
              28-May-99                  245.0647           175.2197                54.7170
              30-Apr-99                  232.9150           172.8751                58.4906
              31-Mar-99                  227.8211           158.8233               136.7925
              26-Feb-99                  215.4643           156.6784               139.6227
              29-Jan-99                  239.4224           170.6423               149.0566
              31-Dec-98                  225.6032           168.5413               156.6038
              30-Nov-98                  199.4029           158.8713               114.1510
              30-Oct-98                  199.9757           151.0465                79.2453
              30-Sep-98                  169.8635           145.2269                85.8491
              31-Aug-98                  127.3580           134.9857                71.6981
              31-Jul-98                  168.1453           167.6586               115.0944
              30-Jun-98                  178.9422           182.6930               133.9623
              29-May-98                  196.5269           182.3854               141.5095
              30-Apr-98                  213.4536           192.8783               177.3586
              31-Mar-98                  212.7224           191.9956               183.9623
              27-Feb-98                  195.8323           184.4664               150.9435
              30-Jan-98                  191.8596           171.7727               143.3963
              31-Dec-97                  197.9283           174.5567               150.9435
              28-Nov-97                  201.6451           171.7207               114.1510
              31-Oct-97                  206.3246           173.0548               123.5850
              30-Sep-97                  215.1231           181.2670               147.1700
              29-Aug-97                  185.6690           169.1285               113.2076
              31-Jul-97                  168.2062           165.5536               120.7548
              30-May-97                  181.3551           152.0850                95.2830
              30-Apr-97                  159.9927           137.0027                70.7547
              31-Mar-97                  170.0463           136.8270               102.8302
              28-Feb-97                  199.5491           143.8129               108.4906
              31-Jan-97                  202.4494           147.5676                89.6227
              31-Dec-96                  175.8469           144.8355                92.6887
              29-Nov-96                  164.3432           141.4404                86.7925
              31-Oct-96                  161.5282           136.0322                86.7925

              30-Sep-96                  170.6312           138.3568                93.3963
              30-Aug-96                  156.7268           133.3600                86.7925
              31-Jul-96                  141.5793           126.2183                84.9057
              28-Jun-96                  171.4355           138.4487               100.0000
              31-May-96                  189.6783           144.5319               110.3774
              30-Apr-96                  182.3422           139.1117                71.6981
              29-Mar-96                  164.3066           132.1178                68.8679
              29-Feb-96                  168.6936           129.7851                74.5283
              31-Jan-96                  175.8469           125.9706                81.1321
              29-Dec-95                  163.0148           126.2063                65.0944
              30-Nov-95                  132.7443           123.2545                58.4906
              31-Oct-95                  127.7358           118.3296                54.7170
              29-Sep-95                  139.1543           123.9735                62.2642
              31-Aug-95                  134.7307           121.9484                62.2642
              31-Jul-95                  118.9496           119.7156                64.1510
              30-Jun-95                  109.6027           113.2889                61.3208
              31-May-95                   94.7599           107.9446                53.7736
              28-Apr-95                   97.6846           106.3149               101.8868
              31-Mar-95                   94.5162           104.1580               115.0944
              28-Feb-95                  101.0968           102.4804               124.5283
              31-Jan-95                   98.5864            98.5980               116.9811
              30-Dec-94                  100.0000           100.0000               100.0000

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In 1993, the Company formed Guilford Pharmaceuticals Inc. ("Guilford"). Dr. Snyder is a director of Guilford. Until March 9, 1999, the Company owned approximately 7% of the outstanding stock of Guilford. In March 1999, the Company sold substantially all of its holdings in Guilford, reducing its ownership to less than 1% of Guilford's outstanding stock.


     In 1998, in connection with the exercise of a stock option, the Company extended a loan to Mr. Newman in the amount of $137,500. The loan bears interest at the rate of 5.59% per annum and is repayable over four years. The current principal balance is $98,020. Interest has been paid through March 3, 1999.



                                   PROPOSAL 2
                      RATIFICATION OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee, the Board of Directors of the Company appointed PricewaterhouseCoopers LLP to be the Company's independent auditors for the fiscal year ending December 31, 2000.

     Services provided to the Company and its subsidiaries by PricewaterhouseCoopers with respect to the fiscal year ended December 31, 1999 included examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the SEC, and consultations concerning information systems and various tax matters.

     PricewaterhouseCoopers has audited the Company's financial statements annually since the Company's inception in 1982. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting. They do not expect to make a statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of PricewaterhouseCoopers as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify this selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

     Ratification of the selection of PricewaterhouseCoopers as the Company's independent auditors for fiscal year 2000 will require the affirmative vote of at least a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.


                                  OTHER MATTERS

     The Board of Directors does not know of other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING


     Under the applicable rules of the Securities and Exchange Commission, a stockholder who wishes to submit a director nomination or a proposal for inclusion in the proxy statement of the Board of Directors for the annual meeting of stockholders to be held in the spring of 2001 must submit such proposal in writing to the Secretary of the Company at the Company's principal executive offices no later than [____________], 2000. The applicable rules of the SEC impose certain limitations on the content of the proposals and also contain certain eligibility and other requirements (including the requirement that the proponent must have continuously held at least $2,000 in market value or 1% of the Company's Common Stock for at least one year before the proposal is submitted).


                              By Order of the Board of Directors

                              JOHN H. NEWMAN
                              Secretary


January [___], 2000


THE BOARD OF DIRECTORS HOPE THAT STOCKHOLDERS WILL ATTEND THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED GOLD PROXY IN THE ACCOMPANYING ENVELOPE. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY WHITE PROXY SENT TO YOU BY THE KIRK GROUP. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                   APPENDIX A

    INFORMATION CONCERNING DIRECTORS, EXECUTIVES AND EMPLOYEES OF THE COMPANY
             WHO MAY SOLICIT PROXIES FROM THE COMPANY'S STOCKHOLDERS

Set forth below are the present principal occupation or employment, and the name, principal business and address of any corporation or organization in which such employment is carried on, for (1) each of the Company's directors and (2) executives and employees of the Company who may solicit proxies from the Company's stockholders. Except as otherwise provided in this Proxy Statement (including the Appendices hereto), none of the individuals listed below (i) directly or indirectly owns any shares of Common Stock or any other securities of the Company, (ii) is, or was within the past year, a party to any contracts, arrangements or understandings with any person with respect to any securities of the Company, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, or (iii) to the knowledge of the Company, has, directly or through an associate, any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since January 1, 1999 or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.


               DIRECTORS, EXECUTIVES AND EMPLOYEES OF THE COMPANY

NAME AND PRINCIPAL                             PRESENT OFFICE OR OTHER
BUSINESS ADDRESS(1)                            PRINICIPAL OCCUPATION OR
                                               OTHER EMPLOYMENT


Donald B. Rice, Ph.D.                          Chairman of the Board President and Chief Executive Officer of
UroGenesys, Inc.                               UroGenesys, Inc.
1701 Colorado Avenue
Santa Monica, CA  90404-3436


Richard B. Brewer                              President and Chief Executive Officer

Samuel H. Armacost                             Chairman, SRI International
SRI International
333 Ravenswood Avenue
Menlo Park, CA  94025

Myron Du Bain                                  Chairman and Chief Executive Officer (Retired),
Bay Isle Financial Corporation                 Firemen's Fund Corporation
160 Sansome, 17th floor
San Francisco, CA  94014

Charles A. Sanders, M.D.                       Chairman and Chief Executive Officer (Retired), Glaxo, Inc.
Europa Center
100 Europa Drive, Suite 170
Chapel Hill, NC  27514


Solomon H. Snyder, M.D.                        Director, Department of Neuroscience,
The John Hopkins University                    Distinguished Service Professor of Neuroscience, Pharmacology and
School of Medicine                             Molecular Sciences and Psychiatry, The John Hopkins University
Department of Neuroscience
725 No. Wolfe Street
Baltimore, MD  21205

Burton E. Sobel, M.D.                          E.L. Amidon Professor and Chair, Department of Medicine,
The University of Vermont                      The University of Vermont
College of Medicine

Fletcher House/MCHV
111 Colchester Avenue
Burlington, VT  05401

Eugene L. Step                                 Executive Vice President, President of the Pharmaceutical Division
P.O. Box 8997                                  (Retired), Eli Lilly Company
Rancho Santa Fe, CA  92067


Lauretta C. Cesario                            Vice President of Human Resources

Jack Cohen, Ph.D.                              Vice President of Quality


Thomas L. Feldman                              Vice President of Sales and Marketing

Elliott B. Grossbard, M.D.                     Senior Vice President of Development

David W. Gryska                                Vice President of Finance and Chief Financial Officer

John A. Lewicki, Ph.D.                         Vice President of Research

John H. Newman                                 Senior Vice President, General Counsel & Secretary

George F. Schreiner, M.D., Ph.D.               Vice President, Cardiorenal Research

Wendy Carhart                                  Senior Manager of Investor Relations

(1) The principal business address of each executive officer and employee of the Company is 820 West Maude Avenue, Sunnyvale, California 94086.

                                   APPENDIX B

SHARES OF COMMON STOCK HELD BY THE COMPANY'S DIRECTORS, EXECUTIVES AND EMPLOYEES
 WHO MAY SOLICIT PROXIES, AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND THE
                                    COMPANY

     Dr. Rice beneficially owns 66,250 shares of Company Common Stock (including 46,250 shares subject to stock options exercisable within 60 days of December 31, 1999).

     Mr. Brewer beneficially owns 285,000 shares of Company Common Stock (including 180,000 shares subject to stock options exercisable within 60 days of December 31, 1999).

     Mr. Armacost beneficially owns 60,500 shares of Company Common Stock (including 35,500 shares subject to stock options exercisable within 60 days of December 31, 1999).

     Mr. Du Bain beneficially owns 63,500 shares of Company Common Stock (including 33,500 shares subject to stock options exercisable within 60 days of December 31, 1999 and 25,000 shares held in a revocable living trust for the benefit of Mr. Du Bain and his wife; Mr. Du Bain is a trustee of such trust).

     Dr. Sanders beneficially owns 27,166 shares of Company Common Stock (all of which are subject to stock options exercisable within 60 days of December 31,
1999).

     Dr. Snyder beneficially owns 42,333 shares of Company Common Stock (including 22,333 shares subject to stock options exercisable within 60 days of December 31, 1999). In 1993, the Company formed Guilford Pharmaceuticals Inc. ("Guilford"). Dr. Snyder is a director of Guilford. Until March 9, 1999, the Company owned approximately 7% of the outstanding stock of Guilford. In March 1999, the Company sold substantially all of its holdings in Guilford, reducing its ownership to less than 1% of Guilford's outstanding stock.

     Dr. Sobel beneficially owns 33,500 shares of Company Common Stock (all of which are subject to stock options exercisable within 60 days of December 31,
1999).

     Mr. Step beneficially owns 42,500 shares of Company Common Stock (including 41,500 shares subject to stock options exercisable within 60 days of December 31, 1999).


     Ms. Cesario beneficially owns 23,757 shares of Company Common Stock (all of which are subject to stock options exercisable within 60 days of December 31,
1999).

     Dr.  Cohen   beneficially  owns  87,235  shares  of  Company  Common  Stock
(including 86,902 shares subject to stock options exercisable within 60 days of December 31, 1999).


     Mr. Feldman beneficially owns 107,260 shares of Company Common Stock (including 104,560 shares subject to stock options exercisable within 60 days of December 31, 1999). In 1995, Mr. Feldman received a relocation loan in the amount of $275,000 to assist in his move to California as part of the Company's decision to bring the management offices for its commercial operations division to the Company's headquarters. The loan is being forgiven over 5 years of employment. $110,000 in principal was outstanding under the loan as of December 31, 1999.

     Dr. Grossbard beneficially owns 291,865 shares of Company Common Stock (including 284,081 shares subject to stock options exercisable within 60 days of December 31, 1999).


     Mr. Gryska beneficially owns 69,666 shares of Company Common Stock (including 29,166 shares subject to stock options exercisable within 60 days of December 31, 1999).

     Dr. Lewicki beneficially owns 222,773 shares of Company Common Stock (including 204,872 shares subject to stock options exercisable within 60 days of December 31, 1999).


     Mr. Newman beneficially owns 272,173 shares of Company Common Stock (including 178,123 shares subject to stock options exercisable within 60 days of December 31, 1999, 7,000 shares held in Mr. Newman's spouse's IRA account and
2,000 shares held for the benefit of Mr. Newman's children). In 1998, in connection with the exercise of a stock option, the Company extended a loan to Mr. Newman in the amount of $137,500. The loan bears interest at the rate of 5.59% per annum and is repayable over four years. The current principal balance is $98,020. Interest has been paid through March 3, 1999.


     Dr. Schreiner beneficially owns 69,925 shares of Company Common Stock, all of which are subject to stock options exercisable within 60 days of December 31,
1999). Dr. Schreiner received a relocation loan in the amount of $150,000 in connection with his commencement of employment with the Company in 1997. The loan is being forgiven over 4 years of employment. $60,000 in principal was outstanding under the loan as of December 31, 1999.


     Ms. Carhart does not beneficially own any shares of Company Common Stock.


             TRANSACTIONS IN COMMON STOCK WITHIN THE PAST TWO YEARS

 Listed below are the only purchases and sales of Company Common Stock within the past two years by the directors, executives and employees of the Company who may solicit proxies on the Company's behalf, and certain information concerning such transactions. To the Company's knowledge, no director, executive or employee who may solicit proxies on the Company's behalf made any other transactions in Company securities within the past two years.


Name                                          Number of Shares Purchased/                Date of Transaction
                                              (Sold)

Donald B. Rice, Ph.D.                                           2,000                         09/17/98
                                                                8,000                         10/16/98

Richard B. Brewer                                             100,000 (1)                     09/09/98
                                                                5,000                         12/20/99

Samuel H. Armacost                                                  0                            --

Myron Du Bain                                                       0                            --

Charles A. Sanders, M.D.                                            0                            --

Solomon H. Snyder, M.D.                                       10,000                          10/27/98

Burton E. Sobel, M.D.                                               0                            --

Eugene L. Step                                                      0                            --

Lauretta C. Cesario                                             3,500                         10/15/98
                                                               (1,200)                        01/04/99
                                                               (2,300)                        02/11/99

Jack Cohen                                                          0                            --


Thomas L. Feldman                                                   0                            --


Elliott B. Grossbard, M.D.                                      2,000                         10/09/98
                                                                1,500 (5)                     01/07/99
                                                              (1,500) (5)                     01/07/99
                                                                1,500                         12/14/99

David W. Gryska                                                40,000 (1)                     08/09/99
                                                                  500                         12/20/99

John A. Lewicki, Ph.D.                                         20,000 (2)                     02/20/98
                                                             (20,000) (2)                     02/20/98
                                                               20,000 (2)                     02/23/98
                                                             (20,000) (2)                     02/23/98
                                                                2,000                         12/21/99

John H. Newman                                                20,000  (3)(4)                  03/03/98
                                                                5,000    (2)                  03/06/98
                                                              (5,000)    (2)                  03/06/98
                                                                5,000    (2)                  03/09/98
                                                              (5,000)    (2)                  03/09/98
                                                                5,000 (3)(4)                  03/10/98
                                                                5,000    (2)                  03/10/98
                                                              (5,000)    (2)                  03/10/98
                                                                5,000                         09/16/98
                                                                2,000                         10/08/98

George F. Schreiner, M.D., Ph.D.                                    0                            --

Wendy Carhart                                                       0                            --


(1)  Shares  purchased  in the form of a  Restricted  Stock  Award.

(2) Shares purchased through exercise of stock options and sold in the same day.

(3)  Shares purchased through exercise of stock options.

(4) The Company extended a loan to Mr. Newman for a portion of the purchase price of these shares. The loan is described above under Mr. Newman's beneficial ownership.

(5)  Shares purchased through exercise of stock options and given to a charity.


 SCIOS INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                   STOCKHOLDERS TO BE HELD FEBRUARY 28, 2000


SCIOS INC. ANNUAL MEETING TO BE HELD ON FEBRUARY 28, 2000 AT 9:00 a.m.


PLEASE MARK  / X /  VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.       Election of Directors.

NOMINEES: 01- Samuel H. Armacost, 02- Richard B. Brewer, 03 -Donald B. Rice, 04-Charles A. Sanders, 05- Solomon H. Snyder, 06- Burton E. Sobel, 07- Eugene L. Step,

FOR ALL NOMINEES         /    /
WITHHOLD ALL NOMINEES    /    /
For all nominees except as noted below

Use Number(s) Only__________________________________

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's Independent auditors for fiscal 2000.

FOR      /    /   AGAINST  /    /   ABSTAIN /    /

MARK HERE IF YOU PLAN TO ATTEND THE MEETING  /   /
MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  /   /

(Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature:_______________________________________      Date:_______________

Signature:_______________________________________      Date:_______________

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